Exhibit 4.2

POMDOCTOR LIMITED CLASS A ORDINARY SHARES NUMBER Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising 450,000,000 Class A ordinary shares of a par value of US$0.0001 each, (i) 2,042,042 Class B ordinary shares of a par value of US$0.0001 each, and (ii) 47,957,958 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the memorandum and articles of association of the company. (iii) Class A ordinary shares in the above - named company subject to the THIS IS TO CERTIFY that is the registered holder of memorandum and articles of association thereof. EXECUTED on behalf of the said company on Director